Exhibit 99.1

Scio Diamond Technology Corporation Comments on Consent Proposed by Small Group of Stockholders

GREENVILLE, SC, April 22, 2014 /PRNewswire/ - Scio Diamond Technology Corporation (OTCQB: SCIO) (“Scio” or the Company”) comments on the filing with the Securities and Exchange Commission made by a small group of dissident stockholders.

As an initial matter, the Company notes that the consents solicited by the group are not permitted under the Company’s bylaws and will have no effect.  As a result, the Company requests that stockholders not participate in the solicitation efforts by the group. This small group is principally made up of people who have sued the Company and its Board of Directors earlier and those matters were dismissed.

Recently, in certain SEC filings, Michael McMahon was named by the group of shareholders as one of persons participating in the solicitation of written consents from Scio shareholders.  Mr. McMahon, the Company’s Chief Executive Officer, stated: “Although I shared with a member of the group that I was willing to be nominated as a director, as I have with the current Board, I am not a participant in their solicitation, I am not now nor do I have any plans on working with them and I do not otherwise support their proposals in any manner.”

Speaking for the Board, “The group’s attack on the Company’s performance ignores the strong progress that we have made in the face of challenges inherent in this emerging industry” Chairman of the Board, Edward Adams stated.

McMahon stated “under the current Board’s leadership, we are advancing our technology for the mass production of diamonds, while we continue to explore the huge potential of our awesome technology. The Company continues its efforts to increase value by creating joint ventures, licensing technology, increasing sales, lowering overhead and operating costs, increasing revenue, lowering capital costs and dramatically improving our technology, as shown in our recent press release on 4” technology.”  McMahon also stated “the proposals and maneuvers like this one by anyone, cause the Company to incur additional unnecessary costs, that we just cannot afford, and are detrimental to all of our shareholders.”

Adams concurred saying that the management of the Company has remained tremendously strong and focused, through these difficult times and are supported by the Board.

McMahon stated that, “The Management team of Scio has and will continue to support and execute the actions of the Board.  He added: “In my judgment, during my tenure as CEO, the Board’s actions have intended to enhance and protect shareholder value.”

Copies of filings made by the Company with the Securities and Exchange Commission are available at the SEC’s website at http://www.sec.gov, or at the Investor Relations section of the Company’s web site at www.sciodiamond.com, and are also available, without charge, by directing requests to the Company’s Investor Relations department.

About Scio

Scio employs a patent-protected chemical vapor deposition process to produce high-quality, single-crystal diamonds in a controlled laboratory setting. These are known as “lab-grown” diamonds. Lab-grown diamonds have chemical, physical and optical properties identical to “earth-mined” diamonds. The Company’s manufacturing process produces high-quality, high-purity, single-crystal colorless, near colorless and fancy colored diamonds.

Scio’s technology offers the flexibility to produce lab-grown diamond in size, color and quality combinations that are rare in earth-mined diamond. Additionally, Scio is capable of producing diamond that has the structural, optical and electronic characteristics for industrial, medical and semiconductor applications.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Scio to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “should,” “could,” “would,” “forecast,” “potential,” “continue,” “contemplate,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Actual results of the company could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company has no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Important Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed changes to the Company’s Bylaws and director nominations made by a small group of stockholders (the “Proposals”). In connection with the Proposals, the Company may file relevant materials, including other soliciting materials, with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO CAREFULLY READ ALL SUCH SOLICITING MATERIAL IN ITS ENTIRETY WHEN IT BECOMES

AVAILABLE AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC IN CONNECTION WITH THE PROPOSALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any solicitation materials and any other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov.  In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://www.sciodiamond.com/investors-news/sec-filings.

Participants in the Solicitation

The Company and its directors, executive officers and other employees and persons may be deemed to be “participants” in the solicitations of proxies from the Company’s stockholders in connection with the Proposals. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the Proposals and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on June 28, 2013 (the “Annual Report”) and other materials to be filed with the SEC. To the extent holdings of the Company’s securities have changed since the amounts printed in the Annual Report, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

SOURCE: Scio Diamond

For further information:  Contact Scio Diamond Technology Corporation Michael McMahon at mmcmahon@sciodiamond.com